Exhibit 99.1

Sanara MedTech Inc. Announces the Acquisition of Certain Assets Related to its Collagen Products Business

FORT WORTH, TX / GlobeNewswire / August 2, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today the acquisition of certain assets related to its collagen products business.

The acquisition of proprietary assets (the “Asset Acquisition”) from Applied Nutritionals, LLC, The Hymed Group Corporation, and Dr. George Petito (collectively, the “Sellers”) is a major milestone for Sanara’s strategy to own the intellectual property, including trade secrets, for its hydrolyzed collagen products. In addition, the Company believes controlling its manufacturing will reduce costs as well as help it to expand research and development efforts related to hydrolyzed collagen products.

Zach Fleming, Sanara’s Chief Executive Officer, stated, “We believe that this transaction furthers our goals by eliminating the royalties we pay to the Sellers on CellerateRX® Surgical Powder and Gel (“CellerateRX”) and HYCOL® Hydrolyzed Collagen (“Hycol”), giving Sanara control of the manufacturing process for CellerateRX and Hycol, and giving us full rights to develop new collagen products for human wound care uses based on the acquired technology. I would also add that Sanara has an outstanding relationship with the Applied Nutritionals team and we look forward to continuing to work with them on new innovative products under the terms of the agreement.”

The assets that Sanara acquired include the following:

●	All rights and ownership (for human wound care uses) for four 510(k) cleared collagen-based wound care products including CellerateRX and Hycol.

●	All rights and ownership (for human wound care uses) for three new collagen-based products currently under development.

●	All patents, patents pending, trademarks and regulatory approvals related to collagen human wound care products owned by the Sellers. This includes nine patents and all of the Sellers’ patents pending for collagen products for human wound care uses, five trademarks, and four 510(k)s.

The initial purchase price for the assets that were acquired by the Company is $15.25 million, consisting of $9.75 million in cash paid at closing, shares of the Company’s common stock with an agreed upon value of $3.0 million, and four equal annual installments of $625,000 in cash. The Sellers are also entitled to earnout payments of up to $10.0 million based on future sales of a collagen-based product currently under development, as well as certain royalties and incentive payments on future products that are developed. Cash at closing is being funded through a loan provided by Cadence Bank.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE® Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products and the oxygen delivery system segment of the wound and skincare markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the potential benefits created by the Asset Acquisition, the anticipated impact of the Asset Acquisition on Sanara’s business and future financial and operating results, Sanara’s ability to develop and commercialize the new collagen-based products currently under development, including the manufacturing, distribution, marketing and sale of such products; Sanara’s ability to maintain or replace the Sellers’ manufacturing and distribution process, including relationships with vendors, the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.